SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

Commission file number 0-14061

STEEL TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Kentucky	61-0712014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15415 Shelbyville Road, Louisville, KY	40245
(Address of principal executive offices)	(Zip Code)

(502) 245-2110
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 30, 2007, at a special meeting of the shareholders of Steel Technologies Inc. (the "Company"), holders of a majority of the outstanding shares of the Company's common stock voted to ratify, adopt and approve the Agreement and Plan of Merger dated as of February 28, 2007 (the "Merger Agreement"), among the Company, Mitsui & Co. (U.S.A.), Inc. ("Mitsui"), and Bluegrass Acquisition, Inc., a wholly-owned subsidiary of Mitsui ("Bluegrass").

The transactions contemplated by the Merger Agreement were consummated on June 1, 2007.  The Company filed Articles of Merger with the Secretary of State of the Commonwealth of Kentucky pursuant to which Bluegrass merged with and into the Company (the "Merger").  As a result of the Merger, the Company became a wholly-owned subsidiary of Mitsui, each issued and outstanding share of the Company's common stock was cancelled and each such share (other than shares owned by Mitsui & Co., Ltd., Mitsui, and its subsidiaries or by shareholders who perfect their dissenters' rights) was converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes

A copy of the press release announcing the closing and completion of the Merger is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Upon completion of the Merger, the Company notified The NASDAQ Stock Market ("NASDAQ") that each share of the Company's common stock had been cancelled and converted into the right to receive the consideration specified in the Merger Agreement and accordingly requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to delist and deregister the Company's common stock.  The Company also intends to terminate the registration of its securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and to suspend its obligation to file reports under Section 15(d) of the Exchange Act. At the close of market on June 1, 2007, the common stock of the Company ceased trading on The NASDAQ Global Select Market.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth in response to Items 2.01 and 3.01 is incorporated into this Item 3.03.

In accordance with the Rights Agreement dated as of April 24, 1998, between the Company and National City Bank as successor Rights Agent (the "Rights Agreement"), as amended, all outstanding Rights under the Rights Agreement expired and ceased to exist immediately prior to the effective time of the Merger.

Item 5.01 Changes in Control of Registrant

The information set forth in response to Item 2.01 is incorporated into this Item 5.01.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2007, immediately prior to the effective time of the Merger, Doug A. Bawel, Michael J. Carroll, Jimmy Dan Connor, Mark G. Essig, William E. Hellmann, Andrew J. Payton, Bradford T. Ray, Merwin J. Ray, and Stuart N. Ray resigned as directors of the Company.  As of the effective time of the Merger, Bradford T. Ray, Toshio Mukai, Ichizo Kutsukake, Motomu Takahashi, and Daisuke Saiga became the directors of the Company.

As of the effective time of the Merger, the Company became a party to an employment agreement with each of Bradford T. Ray, Chief Executive Officer, Michael J. Carroll, President & Chief Operating Officer, Roger D. Shannon, Chief Financial Officer & Treasurer, and Brad A. Goranson, Senior Vice President of Sales.  The principal terms of the employment agreements are set forth in the Company's proxy statement relating to the special meeting of shareholders held May 30, 2007, filed with the Securities and Exchange Commission on April 25, 2007.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the consummation of the Merger, the Company filed Articles of Merger with the Kentucky Secretary of State on June 1, 2007, which amended certain provisions of the Company's Second Amended Articles of Incorporation, including those relating to the Company's authorized capital stock, indemnification of directors and officers, limitations on the liability of directors, and the ability of shareholders to take action by written consent.  The foregoing description of the amendments to the Company's Second Amended Articles of Incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of the amendments, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Subsequent to completion of the Merger, the Company filed Articles of Amendment to the Company's Second Restated Articles of Incorporation with the Kentucky Secretary of State on June 1, 2007, which amended Article V of the Company's Second Restated Articles of Incorporation to permit the Company's shareholders to fix the number of directors and to eliminate the classification of directors.  A copy of the Articles of Amendment to the Company's Second Restated Articles of Incorporation is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Upon completion of the Merger, the Company's board of directors adopted new by-laws, a copy of which is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit

Number            Description of Exhibits

2.1                    Agreement and Plan of Merger dated as of February 28, 2007, among the Steel Technologies Inc., Mitsui & Co. (U.S.A.), Inc., and Bluegrass Acquisition, Inc., (incorporated herein by reference to Exhibit 2.1 to the Registrant's Form 8-K dated March 1, 2007 (filed March 1, 2007) (File No. 0-14061)).

3.1                    Amendments to the Company's Second Amended Articles of Incorporation

3.2                    Articles of Amendment to Amended Second Restated Articles of Incorporation of Steel Technologies Inc. as filed with the Secretary of State of the Commonwealth of Kentucky on June 1, 2007

3.3                    By-laws of Steel Technologies Inc.

99.1                  Press release dated June 1, 2007, regarding the closing and completion of the Merger

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEEL TECHNOLOGIES INC.
(Registrant)

By: /s/ Bradford T. Ray
Bradford T. Ray
Chief Executive Officer
Date: June 1, 2007